EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: June 29, 2006
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC TO REPURCHASE UP TO $2 BILLION IN STOCK

          EL SEGUNDO, Calif., June 29 -- Computer Sciences Corporation (NYSE: CSC) today announced that its Board of Directors has authorized the repurchase of up to $2 billion of its common stock, which represents approximately 19 percent of CSC's outstanding stock based on the current stock price. The decision to repurchase stock concludes the Board's process to explore strategic alternatives, including a potential sale of the company, announced on April 4, 2006.

          The repurchases will be made pursuant to an aggregate of $1 billion in accelerated share repurchase ("ASR") transactions and the remainder through open market repurchase transactions. All transactions will be effected under three agreements between the company and Goldman, Sachs & Co. to be executed later today.

          The ASR transactions are covered by two agreements. Under the first agreement, the company will repurchase approximately nine million shares from Goldman Sachs today for an initial price of $500 million. Goldman Sachs will purchase an equivalent number of shares in the open market over the next nine to twelve months. At the end of this period, CSC's initial price will be adjusted up or down based on the volume-weighted average price of the stock (the "VWAP") during this period. The price adjustment may be settled, at CSC's option, in cash or shares of its stock.

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Computer Sciences Corporation - Page 2	June 29, 2006

          Under the second agreement, the company will repurchase from Goldman Sachs, for $500 million, a number of shares determined by the VWAP during a six- to twelve-month period beginning approximately one month after the agreement is executed, subject to collar provisions establishing minimum and maximum numbers of shares. Goldman Sachs will initially deliver approximately seven million shares to CSC on July 5, 2006, and may deliver additional shares subject to the collar provisions.

          The third agreement, which covers the balance of the $2 billion repurchase authorization, is a twelve-month, open-market repurchase program under Rule 10b5-1 that will commence repurchases immediately following the final settlement of the ASR transactions.

The company will finance the ASR transactions initially with cash on hand and short-term borrowings. All repurchased shares will be held in treasury.

          The share repurchases announced today underscore the Board's confidence in CSC's prospects as an independent company. The repurchase program will improve the efficiency of CSC's capital structure, lower the cost of capital and increase earnings per share. The Board believes that these repurchases, together with the workforce restructuring announced on April 4, will increase shareholder value and help make CSC a stronger and more competitive company. The resulting capital structure and improved cash flow will also position the company well for future growth initiatives.

          "We are very optimistic about the company's prospects and excited by the opportunities we see for continued growth," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "New technologies, new markets and new market demands are reshaping the information technology industry, and we're confident that CSC will remain a leading player in this space."

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Computer Sciences Corporation - Page 3	June 29, 2006

          On May 23, 2006, the company issued a press release stating that for the quarter ending June 30, it anticipated revenue to be in the range of $3.4 billion to $3.5 billion, and earnings per share to be in the mid-60 cent range, excluding options expense of approximately 4 cents per share and the expense impacts of restructuring charges. Based on information currently available, CSC expects actual results to be in line with this guidance, excluding the gain on sale of DynCorp International preferred stock and excluding the effect of the share repurchases described above.

          On an unrelated matter, the Securities and Exchange Commission has made an informal request for information related to CSC's stock option grants and stock option practices. The company intends to fully cooperate with the SEC on this matter.

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended March 31, 2006. For more information, visit the company's Web site at www.csc.com.

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Computer Sciences Corporation - Page 4	June 29, 2006

Cautionary Note Regarding Forward-looking Statements

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the restructuring program and potential transactions involving the company. These forward- looking statements are based on limited information available to the company at this time, and future developments and results may differ materially from the expectations reflected in the forward-looking statements. Factors that might cause material differences from the forward-looking statements include the Risk Factors described in the company's most recent Annual Report on Form 10-K and the future business and financial performance of the company. The company undertakes no obligation to revise or update any forward-looking statements.

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